[CLEARY GOTTLIEB STEEN & HAMILTON LLP letterhead]

Writer’s Direct Dial: (212) 225-2420

E-Mail: sshalen@cgsh.com

September 16, 2005

Southwestern Energy Company

2350 North Sam Houston Parkway East

Suite 300

Houston, Texas 77032

Ladies and Gentlemen:

We have acted as counsel to Southwestern Energy Company (the “Company”) in connection with the Registration Statement on Form S-3, Registration No. 333-126884 (the “Registration Statement”), filed on July 26, 2005 with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and the proposed sale pursuant to a prospectus supplement dated September 14, 2005 to prospectus dated September 1, 2005 of shares of the Company’s common stock (the “Common Shares”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In arriving at the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Common Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance in accordance with the terms of the underwriting agreement dated September 14, 2005 will be validly issued, fully paid and nonassessable.

In giving the foregoing opinion we have relied without independent investigation, as to matters relating to the law of Arkansas, on the opinion dated the date hereof of Jeffrey L. Dangeau, General Counsel of Arkansas Western Gas Company, the Company’s wholly owned subsidiary, and our opinions are subject to all of the limitations and qualifications contained therein. Except insofar as we have relied on such opinion, the foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

Southwestern Energy Company, p. 2

We hereby consent to the filing of this opinion with the SEC and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the SEC.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By /s/ STEPHEN H. SHALEN

Stephen H. Shalen, a partner